                                        Filed Pursuant to Rule 424(b)(3) and (c)
                                                           File Number 333-33093


                              PROSPECTUS SUPPLEMENT
                                       to
                         Prospectus Dated August 7, 1997

                                  2,398 SHARES

                               CISCO SYSTEMS, INC.

                                  COMMON STOCK
                          ($0.001 PAR VALUE PER SHARE)

      This Prospectus Supplement supplements the Prospectus dated August 7, 1997 (the "Prospectus") of Cisco Systems, Inc. (the "Company") relating to the public offering, which is not being underwritten, and sale by certain shareholders of the Company or by pledgees, donees, transferees or other successors in interest that receive such shares as a gift, partnership distribution or other non-sale related transfer (the "Selling Shareholders") of 2,398 shares of Common Stock, $0.001 par value, of the Company (the "Common Stock") who received such shares in connection with the acquisition of Skystone Systems Corporation ("Skystone"), by and through the acquisition of the common stock and options to purchase common stock of Skystone whereby Skystone became a wholly-owned subsidiary of the Company. This Prospectus Supplement should be read in conjunction with the Prospectus, and this Prospectus Supplement is qualified by reference to the Prospectus except to the extent that the information herein contained supersedes the information contained in the Prospectus. Capitalized terms used in this Prospectus Summary and not otherwise defined herein have the meanings specified in the Prospectus.

                              SELLING SHAREHOLDERS

      The following table sets forth the number of shares of Common Stock owned by shareholders of the Company who were not specifically identified in the Prospectus as Selling Shareholders. The table of Selling Shareholders in the Prospectus is hereby amended to include the following shareholders as Selling
Shareholders:


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
                                                                                    Number of
                                                                                     Shares
                                     Number of Shares         Percent of         Registered for
                                       Beneficially           Outstanding             Sale
Name of Selling Shareholder                Owned                Shares             Hereby (1)
---------------------------          ----------------         -----------        --------------

Huguette Carter                             640                    *                   640

Marie-Pierre Paquin                         480                    *                   480

Caroline Paquin                             319                    *                   319

Francois Paquin                             640                    *                   640

Nicolas Paquin                              319                    *                   319

----------
*  less than one percent

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